Exhibit 5.1

Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095
Telephone: 713 651 5151 • Facsimile: 713 651 5246
November 18, 2010
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to EOG Resources, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of $400,000,000 aggregate principal amount of its 2.500% Senior Notes due 2016, $750,000,000 aggregate principal amount of its 4.100% Senior Notes due 2021 and $350,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2014 (collectively, the “Notes”). The Notes are to be issued pursuant to an Indenture dated May 18, 2009, as supplemented by an officers’ certificate setting forth the specific terms applicable to the Notes (as so supplemented, the “Indenture”) between the Company and Wells Fargo Bank, NA, as trustee, which will establish the forms and terms of the Notes. We refer to the registration statement on Form S-3 (Registration No. 333-163947) (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) by the Company on December 22, 2009, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”), dated November 18, 2010, and filed with the Commission relating to the offering of the Notes.
     As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company. Without limiting the foregoing, we have examined the Underwriting Agreement, dated November 18, 2010, among the Company, Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”).
     Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will, under the laws of the State of New York, constitute legal and binding obligations of the Company. We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses,
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www.fulbright.com

EOG Resources, Inc.
November 18, 2010

subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     The opinion expressed in this letter is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, including without limitation concepts of materiality and principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     The opinion expressed herein is limited exclusively to the General Corporation Law of the State of Delaware, and the applicable provisions of the Delaware Constitution and reported decisions concerning such laws, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under “Legal Matters” in the Prospectus Supplement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.